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                        THE OFFICIAL INFORMATION COMPANY

                     KEY EXECUTIVE EQUITY APPRECIATION PLAN

1. Purpose. The purpose of this Key Executive Equity Appreciation Plan is to motivate and retain key employees who are responsible for the attainment of the TOIC Group's primary long-term performance goals.

2. Definitions. As used in the Plan, the following terms shall have the indicated meanings:

         "Administrator" means TOIC's board of directors or any committee or individual appointed by the board of directors as Administrator of the Plan.

         "Annual EBITDA Budget" means the budgeted EBITDA prepared by management and approved by the Administrator for each Fiscal Year, as it may be adjusted by the Administrator to reflect special factors (including material changes in accounting policies or practices, material acquisitions or dispositions or other unusual or unplanned items) which, in the Administrator's sole judgment, should or should not be taken into account, in whole or part, in furtherance of the equitable administration of the Plan.

         "Base Amount" means $59.6 million with respect to Equity Appreciation Units awarded on January 1, 1998; with respect to Equity Appreciation Units awarded after that date, "Base Amount" means an amount determined by the Administrator at the time of the award.

         "Cause" means (a) conviction of a felony; (b) fraud, embezzlement or other misappropriation by Participant of funds or property of a member of the TOIC Group; (c) a breach of any of the Participant's fiduciary duties as an employee of a member of the TOIC Group; (d) any gross misconduct of the Participant which is injurious in any material respect to any member of the TOIC Group; or (e) Participant's failure or refusal in any material respect to perform the duties of employment or to follow the lawful or proper directives of the Administrator or the President and Chief Executive Officer of TOIC (or of any superior officer of a member of the TOIC Group having supervisory authority over the Participant).

         "Change-in-Control" means a sale of a common equity interest of 50% or more in TOIC to persons who are not affiliates of VS&A Communications Partners II, L.P. ("VS&A"), or a merger of TOIC with, or a sale of all or substantially all of the assets of the TOIC Group to, any other entity in which VS&A does not in the aggregate own at least 50% of the equity interests; provided, however, that a Change-in-Control shall not be deemed to have occurred if, following a sale of common equity interests of TOIC pursuant to a public offering, VS&A and its affiliates continue to have a controlling interest in TOIC, even though such interest may constitute less than 50% of the equity interests of TOIC.
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         "Closing Value" means:

              (i) in the event a Participant's employment is terminated on account of a Qualified Termination Event, an amount equal to the Fair Market Value as of the date of such Qualified Termination Event;

              (ii) in the event of a Company Sale prior to a Qualified Termination Event, an amount equal to the Fair Market Value as of the effective date of the Company Sale; or

              (iii) in the event of a Change in Control prior to a Qualified
                    Termination Event, an amount equal to the Fair Market Value as of the effective date of the Change in Control.

         "Company Sale" means the sale of all or substantially all of the business of a member of the TOIC Group.

         "EBITDA" means the consolidated earnings of the members of the TOIC Group before all interest, taxes, depreciation and amortization, excluding deductions attributable to the Plan and extraordinary or unusual nonrecurring items of income and expenses, as determined in accordance with generally accepted accounting principles; provided that such earnings shall be appropriately adjusted to reflect any acquisitions or dispositions or other fundamental changes referred to in Section 8(b).

         "Equity Appreciation Unit" means a hypothetical unit of interest in the TOIC Group granted to a Participant.

         "Fair Market Value" means the fair market value of the equity of the TOIC Group (including any undistributed proceeds from any Company Sale) as determined by the Administrator in its sole discretion.

         "Fiscal Year" means the period beginning on January 1 and ending on December 31.

         "Participant" means any senior management employee of a member of the TOIC Group who is selected to participate in the Plan in accordance with Section 4.

         "Person" means any individual, partnership, firm, trust, corporation, limited liability company or other similar entity.

         "Plan" means this Key Executive Equity Appreciation Plan.

         "Qualified Termination Event" means the termination of a Participant's employment with a member of the TOIC Group on account of death, disability or termination by a member of the TOIC Group without Cause prior to a Company Sale.



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         "TOIC" means The Official Information Company, a Delaware corporation, or any successor thereto.

         "TOIC Group" means TOIC and any entity in which TOIC and its shareholders own at least a majority of the preferred and common equity interests.

         "Vested Appreciation Amount" shall mean, on the day of determination
         (i) the excess of the Closing Value as of such day over the Base Amount multiplied by (ii) the quotient obtained by dividing the number of vested Equity Appreciation Units held by the Participant as of such day by one million.

3. Administration. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority to (a) select the Participants; (b) determine the number of Equity Appreciation Units to be granted to each Participant; and (c) establish from time to time regulations for the administration of the Plan, interpret the Plan, delegate in writing administrative matters to employees or other persons, and make such other determinations and take such other action as it deems necessary or advisable for the administration of the Plan. All decisions, actions and interpretations of the Administrator shall be final, conclusive and binding upon all parties.

4. Participation. The Participants in the Plan shall be limited to senior management employees of the members of the TOIC Group who have been notified in writing by the Administrator that they have been selected to participate in the Plan.

5. Equity Appreciation Units Subject to the Plan. Equity Appreciation Units may be granted by the Administrator to a Participant from time to time, provided that not more than an aggregate of 25,000 Equity Appreciation Units may be granted under the Plan.

6. Vesting of Equity Appreciation Units. Except as otherwise provided in the
   Plan:

         (a)      Vesting.

         (i) For any Participant who had been granted Equity Appreciation Units on or prior to September 30, 2000 and who has not elected to accept the vesting schedule set forth in section 6(a)(ii) below, 20% of the Equity Appreciation Units granted to a Participant shall vest on the last day of each Fiscal Year in which the award is made and every Fiscal Year thereafter provided that (i) a Participant is an employee of a member of the TOIC Group on that date and (ii) the Annual EBITDA Budget for that year has been achieved.

         (ii) For any Participant who had been granted Equity Appreciation Units on or prior to September 30, 2000 and who has elected to accept the vesting schedule set forth in this Section 6(a)(ii) and for any Participant who had been granted Equity Appreciation Units after September 30, 2000, one-third of the Equity



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                  Appreciation Units granted to a Participant shall vest on
                  the last day of each Fiscal Year in which the award is made and every Fiscal Year thereafter provided that (i) a Participant is an employee of a member of the TOIC Group on that date and (ii) the Annual EBJTDA Budget for that year has been achieved.

         (b) Carryover. If any Equity Appreciation Unit does not vest on the last day of any Fiscal Year because the Annual EBITDA Budget has not been achieved, that Equity Appreciation Unit shall vest on the last day of the next Fiscal Year if (i) the Participant is an employee of a member of the TOIC Group on that date and (ii) 110% of the Annual EBITDA Budget for that Fiscal Year has been achieved. This carryover provision shall not cumulatively be carried forward.

7.       Entitlement to Payments Under the Plan.

         (a) Qualified Termination Event. If a Participant's employment is terminated on account of a Qualified Termination Event, the Participant shall be entitled to receive from the shareholders of TOIC, following a Change in Control, in full payment of all amounts payable to the Participant under the Plan, an amount, payable in cash within thirty days after the effective date of the Change in Control, equal to the Vested Appreciation Amount. In the event of the death of a Participant after such Qualified Termination Event and prior to payment, the payment shall be made to such beneficiary as the Participant may have designated in writing during his or her lifetime or, if none, to his or her estate.

         (b)      Change in Control.

                  (i) For Participants who received a grant of Equity Appreciation Units on or prior to September 30, 2000 (other than those Participants who elect in writing the vesting provisions set forth in Section 6(a)(ii) above), if there is a Change in Control, each Participant (other than a Participant referred to in paragraph (a) or (c) of this Section 7) shall be entitled to receive from the shareholders of TOIC, in full payment of all amounts payable to the Participant under the Plan, an amount. payable in cash within thirty days after the effective date of the Change in Control, equal to the Vested Appreciation Amount. TOIC shall give each Participant written notice of the Change in Control as promptly as practicable thereafter.

                  (ii) For Participants who received an award after September 30, 2000 or who elect in writing the vesting provisions set forth in Section 6(a)(ii) above, if there is a Change in Control, each Participant (other than a Participant referred to in paragraph (a) or (c) of this Section 7) shall be entitled to receive from the shareholders of TOIC, in full payment of all amounts payable to the Participant under the Plan, (A) within thirty days after the effective date of the Change in Control, a cash payment equal to 75% of the Vested Appreciation Amount and (B) on the later of (x) the first anniversary of a Company Sale and (y) thirty days after the effective date of a Change of Control, in each case, if the Participant



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          remains employed by the former TOIC Group company or its successor for one year following the effective date of a Company Sale, a cash payment equal to 25% of the Vested Appreciation Amount (such amount being referred to as the "Holdback Amount"); provided, however, the Holdback Amount shall become payable promptly if a Participant is not offered continuation of employment by the former TOIC Group company or its successor at a comparable position and at a salary and other compensation arrangements at least as favorable as then in effect or if the Participant accepts employment and subsequently are terminated without Cause or terminate his or her employment for Good Reason.
          "Good Reason" shall mean the occurrence, without the Participant's express written consent, of any of the following circumstances: (i) a substantial adverse alteration in the nature or status of the Participant's responsibilities, titles or authority, (ii) a reduction in the Participant's base compensation or (iii) the relocation of the Company's base office to an office that is more than 50 highway miles from the Participant's current office location. TOIC shall give each Participant written notice of the Change in Control as promptly as practicable thereafter.

     (c) Termination of Employment for Cause or Voluntary Termination. If a Participant's employment is terminated for Cause or a Participant voluntary terminates his employment, all Equity Appreciation Units granted to that Participant under the Plan, whether or not vested, shall be forfeited and the Participant shall not be entitled to any payment with respect to those Units.

7.   Other Terms and Conditions of Equity Appreciation Units.

     (a) Agreements. Each Equity Appreciation Unit granted under the Plan shall be evidenced by a written agreement, in form approved and executed by the Administrator, which shall be subject to the terms and conditions of the Plan and to such other terms and conditions (including covenants by the employee not-to-compete or hire employees of any member of the TOIC Group) as the Administrator may consider appropriate.

     (b) Adjustments in Event of Change in Units. In the event of any issuance of new equity, capital raising, recapitalization, reorganization, merger, consolidation, split-up, or of any similar change affecting the equity interest in any member of the TOIC Group, the number and terms of the Equity Appreciation Units (whether or not then outstanding) and the Base Amount shall be appropriately adjusted consistent with those changes and in such manner as the Administrator may determine equitable to prevent dilution or enlargement of the rights of Participants in the Plan.

     (c) Participants Not to Have Rights as Partners. No Participant shall be, or have any rights as, a shareholder or member of any member of the TOIC Group by virtue of having been granted Equity Appreciation Units.

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     (d)  Plan and Equity Appreciation Units Not to Confer Certain Rights.
          Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of a member of the TOIC Group or shall interfere in any way with the Administrator's right to terminate any Participant's employment at any time with or without Cause, whether or not there are then pending negotiations with respect to any transaction that would give rise to a payment to the employee under the Plan. In addition, nothing in the Plan or any agreement evidencing the grant of Equity Appreciation Rights shall limit the Administrator's right to determine in its sole discretion the terms of any such transaction or limit the Administrator's right to manage the business and affairs of TOIC and the other members of the TOIC Group or give any Participant any claim against the TOIC or any such other entity with respect to any good faith decision relating to the business or affairs of TOIC or any other member of the TOIC Group (whether or not that decision affects any payment to which the employee would be entitled under the agreement).

8. No Claim or Right Under the Plan. No employee shall at any time have the right to be selected as a Participant in the Plan or, having been selected as a Participant and granted an Equity Appreciation Unit, to be granted any additional Equity Appreciation Unit.

9. Disposition of Equity Appreciation Units. Neither all nor any portion of the Equity Appreciation Units granted under the Plan nor any economic interest therein may be sold, conveyed, transferred, assigned, mortgaged, pledged, hypothecated or in any way otherwise encumbered or disposed of (each, a "Disposition") to any Person. Any attempted Disposition shall be null and void and have no effect.

10. Taxes. TOIC may make such provisions and take such steps as the Administrator may determine necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Equity Appreciation Units under the Plan, including, but not limited to, deduction of the amount of withholding taxes from the amount otherwise payable to a Participant under the Plan.

11. No Liability. No officer, director or shareholder of the Administrator shall be personally liable to any employee of TOIC or any other member of the TOIC Group by reason of any action taken on behalf of the Administrator in connection with the Plan or for any mistake of judgment made in good faith with respect to the Plan.

12. General Creditor Status. All payments from the Plan shall be made by the shareholders of TOIC (who are also members of the other members of the TOIC Group) from the amounts received by them on a Change of Control (net of any withholding taxes referred to in Paragraph 11) and no special or separate fund shall be established to assure payment with respect to any Equity Appreciation Units.

13. Amendment or Termination. The Administrator may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion of the Plan at any time, except that no



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     such amendment, suspension or termination shall deprive any Participant of any right with respect to any Equity Appreciation Unit granted under the Plan unless a Participant shall consent in writing to the amendment, suspension or termination.

14. Captions. The captions preceding the sections of the Plan have been included solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provision of the Plan.

15. Governing Law. The Plan and all rights under the Plan shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely within New York.

16. Effective Date. The Plan shall become effective as of January 1, 1998 (as amended on October 1, 2000).


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